Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oxford Immunotec Global PLC 2013 Share Incentive Plan of our report dated October 15, 2013 with respect to the consolidated financial statements of Oxford Immunotec Limited and our report dated October 15, 2013 with respect to the balance sheet of Oxford Immunotec Global PLC, included in the Registration Statement (Form S-1 No. 333-191737) and related Prospectus of Oxford Immunotec Global PLC for the registration of its ordinary shares.

/s/ Ernst & Young LLP
Reading, United Kingdom
February 3, 2014